Exhibit 10.26

FORM OF

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT, effective as of [             ], 2008, by and between Applera Corporation, a Delaware corporation (the “Company”), and                              (the “Indemnitee”).

WHEREAS, the Company has entered into a Separation Agreement with Celera, dated as of May 8, 2008 (the “Separation Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Separation Agreement), pursuant to which the Celera Group will be separated from Applera by means of a redemption of all of the outstanding shares of Celera Group Common Stock, in exchange for all of the shares of Celera Common Stock; and

WHEREAS, it is essential that Celera retain and attract the most capable persons available to serve as directors of Celera; and

WHEREAS, Indemnitee is a director of Celera; and

WHEREAS, pursuant to the terms of the Separation Agreement, the Company has agreed to enter into this Agreement with Indemnitee in order to indemnify Indemnitee for Transaction Liabilities (as hereinafter defined); and

WHEREAS, in furtherance of the foregoing and in recognition of Indemnitee’s need for substantial protection against personal liability for Transaction Liabilities, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee in respect of any Transaction Liabilities.

NOW, THEREFORE, in consideration of the premises and of Indemnitee’s service as a director of Celera, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Certain Definitions:

(a)                                  “Claim” shall mean any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

(b)                                 “Expenses” shall mean attorneys’ fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event.

(c)                                  “Indemnifiable Event” shall mean  any event or occurrence related to the fact that Indemnitee is or was a director of Celera, or by reason of anything done or not done by Indemnitee in such capacity, in each case, arising out of, relating to or resulting from, directly or indirectly, the Transaction Liabilities.

(d)                                 “Transaction Liabilities” shall mean any and all Liabilities arising out of or relating to the Separation, the Redemption and/or the Registration Statement.

2.                                       Basic Indemnification Arrangement. The Company shall indemnify Indemnitee to the fullest extent permitted by law against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) (and, if requested by Indemnitee, shall promptly advance such Expenses to Indemnitee) of any Claims for Indemnifiable Events.

3.                                       Partial Indemnity, Etc.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

4.                                       Nonexclusivity..  The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under Celera’s Certificate of Incorporation or By-laws or the Delaware General Corporation Law or otherwise.

5.                                       Liability Insurance.  The Company shall maintain directors’ and officers’ insurance programs providing coverage (in at least the same amounts as are provided to the Company’s directors and officers on the date hereof) to the Indemnitee for Claims for Indemnifiable Events for a period of no less than six (6) years following the Redemption Date; provided however, that in no event shall the Company be required to pay with respect to such insurance programs in respect of any policy year, more than two hundred percent (200%) of the annual premium paid by the Company for such insurance for the fiscal year ending June 30, 2008 (the “Current Premium”); provided, further, that if such insurance programs in respect of any policy year are at an annual premium in excess of 200% of the Current Premium, then the Company shall obtain as much coverage as can be obtained for such policy year for a premium that is 200% of the Current Premium.

6.                                       Amendments, Etc.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

7.                                       Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

8.                                       No Duplication of Payments.  The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, By-law, Certificate of Incorporation provision or otherwise) of the amounts otherwise indemnifiable hereunder.

9.                                       Binding Effect, Etc.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director of Celera.

10.                                 Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

11.                                 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this [      ] day of [                ], 2008.

APPLERA CORPORATION

By:
Name:
Title:

Indemnitee